Exhibit 99

             Artesyn Reports First Quarter 2004 Financial Results

                    Sales Grew 18% From First Quarter 2003

               Earnings Per Share Exceeds First Call Estimates

    BOCA RATON, Fla., April 20 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN), a leader in the design, manufacture and sale of power conversion and single-board computing solutions to the communications industry, today reported financial results for the first quarter ended March 26, 2004.
    Sales reported for the first quarter of 2004 were $96.5 million compared to $81.9 million for the same quarter last year. Net income for the first quarter was $1.9 million, or earnings per share of $0.05, compared to a net loss of $7.5 million, or $(0.19) per share for the first quarter a year ago.
    Total orders received during the first quarter of 2004 were $106.1 million, yielding a book-to-bill ratio of 1.10. The quarter ended with backlog of $96.3 million with approximately 93% shippable during the second quarter. Major design wins for the quarter were 18, totaling more than $116 million in expected revenue over the next two to four years.
    Artesyn's President and Chief Executive Officer, Joseph O'Donnell noted, "After three years of industry turmoil, we are pleased to report Artesyn's second consecutive quarter of profitability. In addition, revenue for the quarter grew 18% compared to the first quarter of 2003. The book-to-bill ratio of 1.10 was at the high end of our expected range, supporting the 2004 revenue growth goals.
    "Operating performance improved as gross margins increased to 25.4%, or approximately 300 basis points higher than the fourth quarter of 2003, largely due to continued manufacturing efficiencies and a favorable mix of business. Contributing to this improved mix was the sales growth in embedded computers and DC/DC power supplies."
    Mr. O'Donnell continued, "At 10.5% of sales, Artesyn remains an industry leader in research and development investments, which continue to yield cutting edge products. During the first quarter we added a fast transient point-of-load (PoL) converter to the Typhoon(TM) family of DC/DC converters. This new PoL converter takes up less surface area than a dime and uses the smallest amount of board space and highest density amps per square inch in the market. Additionally, our Communications Products group announced the industry's first advanced mezzanine card, which offers telecom OEMs cost efficient solutions for adding processing power in the newest telecom architecture known as AdvancedTCA or ATCA.
    "We ended the quarter with $95.5 million in cash, despite investing nearly $6 million in capital equipment to increase production capacity. The continued improvement is a result of focusing on working capital management and in shortening the cash-to-cash cycle."
    Concluding his quarterly comments, Mr. O'Donnell noted, "At the end of last year, we shared Artesyn's objectives for 2004 -- maintain profitability, grow market share, enter new communication market segments and continue to invest in industry leading technology. As seen from the discussion and results reported today, Artesyn is on the way to achieving these goals. We have continued to improve operating performance, invest in technology and strengthen our balance sheet. As a result, we are creating a strong operating model which is expected to sustain and improve profitability through the rest of 2004."

    Conference Call Information
    A conference call will be held at 8:30 a.m. Eastern Time on today's date to discuss the information in this release. Investors may listen by either calling 800-711-4000 or over the Internet at www.artesyn.com. The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

    About Artesyn Technologies, Inc.
    Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and single-board computing solutions for infrastructure applications in telecommunications and data-communications systems. Our products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the NASDAQ stock market under the symbol ATSN. For more information, please visit the Company's web site at www.artesyn.com.

    Use of Non-GAAP Financial Measures
    To supplement the Company's financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn's current operating performance from management's perspective. These non-GAAP financial measures include EBITDA, net income
(loss) and earnings (loss) per share adjusted to exclude certain costs, and gains and losses it believes are appropriate to enhance the overall understanding of Artesyn's past financial performance. These measures are not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

    Cautionary Statement About Forward-Looking Statements
    This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn's periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 10, 2003, Forms 10-Q, 8-K and other filings. Some of these risk factors include, but are not limited to, fluctuations in end-market demand, risks associated with consolidating our global manufacturing operations and production in foreign locations, ability to meet increasing technology demands, market acceptance of existing and new products, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including www.sec.gov and at www.freeEDGAR.com.


                          Artesyn Technologies, Inc.
                             Financial Highlights
                     (In Thousands Except Per Share Data)
                                 (Unaudited)

                                                   Thirteen Weeks Ended
                                               March 26,          March 28,
                                                 2004               2003

    Orders                                     $106,114            $87,112

    Sales    --  Power Conversion               $83,357            $73,236
             --  Communications Products         13,156              8,620
                   Total                        $96,513            $81,856

    Operating Income (Loss)                      $3,872            $(6,794)
       Depreciation and amortization              5,429              6,074
    EBITDA                                       $9,301              $(720)
    Net Income (Loss)                            $1,917            $(7,459)

    Earnings (Loss) Per Share Data
       Net income (loss)                          $0.05             $(0.19)
       Net income (loss) excluding charges        $0.05             $(0.13)

    Weighted Average Shares Outstanding
       Basic                                     38,845             38,560
       Diluted                                   39,886             38,560

    Reconciliation of net income (loss) to net income (loss) excluding charges:

                                                Thirteen Weeks Ended
                                         March 26, 2004      March 28, 2003
                                                   Per                  Per
                                         Amount   Share      Amount    Share

    Net income (loss)                    $1,917   $0.05     $(7,459)  $(0.19)
    After-tax restructuring charges          --      --       1,829     0.05
    After-tax debt extinguishment
     expense                                 --      --         551     0.01
    Net income (loss) excluding charges  $1,917   $0.05     $(5,079)  $(0.13)


                          Artesyn Technologies, Inc.
               Condensed Consolidated Statements of Operations
                     (In Thousands Except per Share Data)
                                 (Unaudited)

                                                      Thirteen Weeks Ended
                                                  March 26,         March 28,
                                                     2004              2003

    Sales                                          $96,513           $81,856
    Cost of Sales                                   72,040            68,466
          Gross Profit                              24,473            13,390

    Operating Expenses
        Selling, general and administrative         10,447             9,817
        Research and development                    10,154             8,286
        Restructuring and other charges                 --             2,081
            Total Operating Expenses                20,601            20,184
    Operating Income (Loss)                          3,872            (6,794)

    Debt Extinguishment Expense                         --              (627)
    Interest Expense, net                           (1,247)           (1,066)

    Income (Loss) Before Income Taxes                2,625            (8,487)
    Provision (Benefit) for Income Taxes               708            (1,028)

    Net Income (Loss)                               $1,917           $(7,459)

    Earnings (Loss) Per Share
        -Basic                                       $0.05            $(0.19)
        -Diluted                                     $0.05            $(0.19)

    Weighted Average Common and
     Common Equivalent Shares Outstanding
        -Basic                                      38,845            38,560
        -Diluted                                    39,886            38,560


                          Artesyn Technologies, Inc.
                    Condensed Consolidated Balance Sheets
                                (In Thousands)
                                 (Unaudited)

                                                   March 26,      December 26,
                                                     2004             2003
    ASSETS
    Current Assets
      Cash and equivalents                          $95,503          $94,215
      Accounts receivable, net                       50,885           54,196
      Inventories, net                               49,663           44,047
      Prepaid expenses and other current assets       3,187            2,753
      Deferred income taxes, net                     11,526           11,526
        Total current assets                        210,764          206,737

    Property, Plant & Equipment, Net                 64,885           64,210

    Other Assets
      Goodwill                                       21,318           20,806
      Deferred income taxes, net                     18,957           19,211
      Other assets                                    5,488            5,712
        Total other assets                           45,763           45,729

                Total Assets                       $321,412         $316,676

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities
      Accounts payable                              $52,103          $47,994
      Accrued and other current liabilities          47,734           49,224
        Total current liabilities                    99,837           97,218

    Long-Term Liabilities
      Convertible subordinated debt                  90,000           90,000
      Other long-term liabilities                    13,979           15,421
        Total long-term liabilities                 103,979          105,421

        Total liabilities                           203,816          202,639

    Shareholders' Equity                            117,596          114,037

      Total Liabilities and Shareholders' Equity   $321,412         $316,676

SOURCE  Artesyn Technologies
    -0-                             04/20/2004
    /CONTACT: Richard Thompson, Chief Financial Officer, +1-561-451-1000, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn Technologies, Inc./
    /Web site:  http://www.artesyn.com /
    (ATSN)

CO:  Artesyn Technologies, Inc.
ST:  Florida, New York
IN:  CPR STW TLS
SU:  ERN CCA MAV